Exhibit 99.1

SAB Biotherapeutics and Big Cypress Merger Call

Tuesday, 22nd June 2021

SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

Opening Remarks

Melissa Ullerich

Chief Corporate Communications & IR Officer, SAB Biotherapeutics

Disclaimers

Forward-looking statements

Thank you, operator. Good morning and thank you for joining the Big Cypress/SAB Biotherapeutics joint investor conference call and webcast. In this call, we will be discussing information contained in our press release issued today and available at www.SABBiotherapeutics.com. Before we begin to discuss what we believe is a very exciting announcement and a significant milestone for both SAP Biotherapeutics and Big Cypress, please note that we will be making forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. We strongly encourage you to review the legends accompanying today’s presentation and the Form 8-K to be filed by with the Securities and Exchange Commission for further information regarding these risks and uncertainties. And with that, I’ll turn the call over to Samuel Reich, CEO of Big Cypress. Sam?

Big Cypress and SAB Merger

Samuel Reich

CEO, CFO and Director, Big Cypress

Finding the right partner in SAB

Big Cypress track record and goal

Thank you, Melissa. Good morning. Big Cypress is an entrepreneur/operator led SPAC with more than 150 years of combined experience in executive and director level management roles at life science companies. We are a team with a successful track record of positive outcomes for shareholders. In January of this year, we set out to find a private life sciences company with exciting technology that could lead to novel therapeutics in areas of major unmet medical needs with the potential to provide great value to shareholders in the public capital markets. We reviewed over 60 viable targets companies and had extensive discussions and conducted diligence with nine, all excellent options.

SAB stood out from their peers

Located in the Heartland of the United States, SAB stood out from their peers with a one of a kind validated platform we believe has great potential. They have combined some of the most sophisticated genetic engineering and their unique proprietary know how a large animal husbandry to create a novel therapeutic platform with applications across a wide range of immune-mediated diseases. Importantly, they have demonstrated that they can generate promising drug candidates rapidly and produce them at scale. We are very excited to be partnering with SAB to bring them to the public market and believe that the merged company is well positioned to provide excellent shareholder value with both near and long term growth potential.

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SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

Key features of the transaction

Turning to the key features of the transaction, Big Cyprus has about $116 million in cash to be deployed. The transaction is expected to provide SAB with $118 million in pro forma cash, assuming no redemptions, providing the company a cash runway through the end of 2023. SAB will have an implied post-merger enterprise value of about $325 million. There are no minimum cash flows and conditions for the deal and the transaction is expected to close early in the fourth quarter of this year. It is now my pleasure to introduce Dr. Eddie Sullivan, co-founder CEO and president of SAB Biotherapeutics.

Overview of SAB Biotherapeutics

Eddie J. Sullivan, PhD

Co-Founder, President & CEO, SAB Biotherapeutics

Investment Overview

Significant opportunity to advance platforms and pipelines

Thank you, Sam and hello everyone. I am pleased to be here this morning to discuss our transaction with Big Cypress. We believe the transaction offers SEB Biotherapeutics a significant opportunity to advance our differentiated platform for developing targeted, fully human, highly potent polyclonal antibodies and developing a robust pipeline of programs as well as create shareholder value.

Proof of Concept of human polyclonal antibody platform

If we start with slide five, SAB Biotherapeutics has established proof of concept of our human polyclonal antibody platform applicable to a broad range of indications in autoimmune, oncology, infectious disease and inflammation with multiple clinical stage programs currently. SAB has been awarded about $250 million in non-diluted funding from government and global pharma collaboration sources. This has allowed us to advance clinical stage programs and show significant potential clinical advantage over monoclonal antibodies and animal derived polyclonal antibodies. To advance genetic engineering and antibody science, we are able to produce targeted high potency, fully human polyclonal antibodies from genetically engineered cattle.

We have demonstrated human safety and tolerability and the potential for redosing as well as multiple routes of administration. We have shown proven efficacy against mutational drift and variant escapes and the potential to simultaneously address multiple targets with the same product. We show that we can enable a reliable, controlled, consistent production of diverse high titer, high affinity human antibodies that work in the natural way that our bodies fight disease.

Clinical readouts coming soon

It is a highly scalable system with the ability to rapidly advance from concept to clinic and we have a well-defined and understood regulatory pathway as a true biologic through the FDA center for biologics evaluation and research or CBRE. We anticipate that proceeds from this SPAC combination will support development through multiple catalysts, including clinical data readouts in 2021 and 2022, which provide opportunities as well in new product development, rapid response and discovery collaborations with other organizations.

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SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

Highly experienced management team

Diverse backgrounds in team

If we go to slide six, we do have a highly experienced management team at SAB Biotherapeutics. Myself, I have more than 20 years in new technology development, and more than 25 years in biotech. I was formally with a Japanese pharmaceutical company, and I also have served on the executive committee of the Biotechnology Innovation Organization. I’m a reproductive physiologist by background but joined this great technology because I saw the unmet medical need of being able to provide polyclonal antibodies and the really natural way that our bodies fight disease and saw the real potential that this technology lens. In addition, we have a great team of individuals that come to us from both big pharma, as well as emerging biotech and business leaders that will help us to advance this technology moving forward. And I’m very proud of the experienced team that we have built to support our vision.

Investment thesis for DiversitAb

New class of polyclonal antibodies

If we move to slide seven, we show the investment thesis of this novel DiversitAb platform for developing highly differentiated immunotherapies. And the entire investment thesis is built on the foundation of this innovative DiveristAb platform, which we produce a new class of targeted, fully human, highly potent polyclonal antibodies that work in a very natural way within the human immune system. We have a – to this foundation, the pillars of a robust and growing clinical stage pipeline that spans multiple therapeutic areas.

The company is building a full integration that enables rapid scalable development of multiple targeted products from both discovery as well as clinical manufacturing and clinical development on through commercialization. We leveraged this advanced genetic engineering and antibody science to develop Tc bovine, transchromosomic bovine, fully human polyclonal antibodies without the need for human donors. We have established proof of concept of this technology through non-diluted US government funded programs and partnerships totaling more than $250 million, which has allowed us to grow a strong corporate position with this great experienced leadership team, as well as a growing infrastructure that allows us to produce the clinical material actually in our own facilities.

Polyclonals: Broader spectrum efficacy

Taking advantage of diversity

So moving to slide eight, polyclonal antibodies provide a broader spectrum of efficacy with a multiple range of indications. If we talk about immunotherapies overall, we all are very familiar with monoclonal antibodies and certainly they have had a very significant impact on immunotherapies around the world. And they are regulated by the FDA center for drug evaluation and research. Polyclonal antibodies on the other hand, which again are the natural way that our bodies fight disease are regulated by the Center for Biologics Evaluation and Research. And this makes them very different from what we could call the monoclonal antibody, or even an olig[?] funnel, meaning multiple monoclonal antibody cocktails, or even bi-specific. The type of regulation the polyclonal antibodies allow for allow us to take advantage of the diversity of the antibodies that are produced with multiple binding to epitopes and multiple modalities. This is also a very efficient platform that is resistant to mutational drafts, drift, and variant escape.

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SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

Robust pipeline with broad therapeutic reach

And so with that, we moved to discuss just a little bit on slide nine, about the robust pipeline with our broad therapeutic reach. First of all, you will note that SAB does have an infectious disease program, which has provided significant proof of concept for the overall platform and these programs in infectious disease, have moved into advanced clinical studies at this time. You will note that we have a COVID-19 US government funded program, where we have been able to not only have significant funding provided for this program, but this program has now moved into advanced – an advanced phase two-three adaptive design trial as part of the ACTIVE II program. In addition, SAB has completed or started four clinical trials so far this year. And in fact, we are just now or imminently starting a phase 2-A challenge study in the influenza program. Additionally, we have a robust preclinical and discovery stage pipeline in immune disorders and an emerging polyclonal oncology program, wherein we have filed our first two patent applications this year.

Multi-dimensional immunotherapies

Derived from Tc Bovine to cross-react

If we go to slide ten, we talk about the multi-dimensional properties of immunotherapies derived from the Tc bovine antibody platform. This platform obviously being polyclonal has the advantage of activating the full cell effect or functions, and as well as compliment acting in conjunction with the rest of the immune system. And certainly, this allows us to have immunotherapies that exceed just targeted neutralization by providing blocking antibodies as well as both high and low ability antibodies that allow for a complete immunotherapy target.

Also, polyclonal antibodies are multi-valent, meaning that they are designed to attack multiple targets or strains or mutations. And so even though we specifically target the antibodies to a specific strain, perhaps, we know that we produce significant antibodies that cross-react to other strengths because of the hyper-immunization, where we drive these high titers and elevate the potencies [inaudible] and improve immune function and producing cross-reactive antibodies that are highly potent.

Strain change for seasonality

We also have the opportunity for strain change, meaning we can change the strain, say seasonally, to a highly mutating viruses in order to be able to produce a seasonal therapeutic much like the vaccines, but for the first time, an opportunity to have a platform technology and being able to produce targeted antibodies that will never become resistant from escape mutation. And then we are also working on different real routes of administration, expanding from the intravenous base formulations to both intramuscular, as well as subcutaneous and even inhaled forms of antibodies.

Multi-pronged business strategy

Rapid response from concept to proof of concept

If we go to slide 11, we also want to call out the multi-pronged business strategy, which is powered by this novel proprietary platform. First of all, it is rapid response from concept to proof of concept. In fact, in just 90 days, we can go from concept to having initial clinical CGMP produced material. Again, these are natural human antibodies without the need for human donors or serum. They have multi-valent capabilities. So it’s sort of the idea of creating antibodies that are natural, and by design, we’ll be able to target multiple targets in one product. Obviously, the platform is conducive to being target agnostic. So we can produce antibodies to viruses, bacteria, toxins, allergens, and a number of different targets, including human antigen targets, producing human polyclonal antibodies to human targets. It’s a scalable platform that is both replicable, and we are able to produce a consistent product.

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SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

“Three legs to a stool”

And really to that, we have sort of the, the three legs of the stool in our overall ability to produce product. First of all, obviously, we are a discovery engine to produce this best in class or first in class polyclonal antibodies to produce products to unmet medical needs. Secondly, we have industry partnering and research collaboration. We are able actually to use the platform for both monoclonal discovery as well as polyclonal antibody development and production. And then thirdly, we have the US government rapid response and by a defense and public health security program, that enables us to use the platform for emerging infectious diseases and bio threats. SAB has been awarded more than $143 million for rapid and pandemic response by the US Department of Defense. So our program is more than just SAB-185, our COVID program, but in fact is building the technology into a rapid response for future emerging diseases or pandemic.

Versatility to capture multiple markets

Production of products for multiple uses

If we go to slide 12, we here show the versatility of the antibody platform and the ability that SAP has to look at multiple markets in producing these products. First of all, we can produce polyclonal antibody products, which by the way, already exists, produced in both humans as well as animals, but we can target human antibodies, high potency, multi valence, multi targeted as we’ve explained. We also have opportunity to produce products like human immunoglobulin, and we all know that human immunoglobulin is used for multiple purposes, including primary and secondary immune deficiencies, as well as FC receptor function types of products like neurological dermatological or hematological diseases.

The platform also has the opportunity to produce reagent antibodies used in diagnostics. Because they’re fully human because they’re highly targeted, they can be used for either by diagnostic testing or quality control assays have standards and controls.

Currently SAB has the worldwide standard for Ebola and MERS. And then additionally, we are able to produce monoclonal antibodies because the platform certainly gives a minimal to producing large quantities of polyclonal antibodies. Creating monoclonal antibodies from those is very straightforward.

DiversitAb Platform

Engineering a human artificial chromosome

If we go to the next slide, we want to talk a little bit on slide 14 about the platform itself and how it works. It all is centered around the human artificial chromosome wherein we have engineered a chromosome with portions of human chromosome 14 and human chromosome two, containing the full germline repertoire of the human antibody genes and further engineered those genes in such a way that they are able to produce large amounts or large concentrations of human antibodies inside of these animals.

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SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

Using cattle due to robust immune system

We specifically selected cattle because they have a robust immune system because of their unique digestive system, where they have this large bacteria vat that that must be kept in check. And so these animals produce typically twice as much antibody [inaudible] and also have a much more robust immune response. So the animals offer rapid, reliable, controlled, and consistent production. They produce a lot of antibodies. From each one of these animals, we can collect between 30 and 45 liters of antibody every month. And each liter of antibody produces between – plasma produces between 10 and 15 grams of human antibody. So the animals become plasma donors two or three times per month.

Leverages natural human immune response

And if we go to slide 15, we can really see that first of all, it all starts with the antigen. So this can be whole killed bacteria or viruses or virus particles, or toxins PBNAs[?] work extremely well in this technology. And we can also produce antibodies to human tissues. The Tc bovine then produce the human antibodies when they are hyperimmunized with the particular target. The animals or plasma freeze[?], as I said, two or three times per month. And then we purify the human antibodies out of the plasma to a highly purified level. And that is what is used for the highly potent immunotherapy for either treatment or prophylaxis.

Clinically demonstrated proof of platform

If we go to slide 16, we have also had clinically demonstrated proof of concept. This was our first demand[?] trial. It was a trial that was actually conducted at the NIH. It was in Middle Eastern respiratory syndrome coronavirus, which gave us a tremendous historical perspective on creating these antibodies to coronaviruses prior to the panel. We showed in this particular clinical trial through pharmacokinetic analysis that the antibodies have a 28.5-day half-life, which is identical to human derived IgG in humans. And we have no anti-drug antibodies produced despite the long half-life. We can detect these antibodies out to 90 days and still had no anti-drug antibody produced. In this clinical trial, we had 38 healthy volunteers that were dosed in six different cohorts of escalating doses from one and a half milligrams per kilogram to 50 milligrams per kilogram with no serious adverse effects related to the drug.

Demonstrated human safety and efficacy

Additionally, in slide 17, we have demonstrated human safety and efficacy in another targeted antibody targeted to mycoplasma hominis. This was a study conducted at Brigham in a woman[?] at Harvard medical school in a patient that suffered more than seven years with an open fistula caused from an antibiotic resistant mycoplasma. And we talked the mycoplasma infection and inactivated it in the laboratory and produced antibodies in the platform technology, gave it back to the patient and over a period of time in multiple doses, the patients actually – as you can see from the graph reduced the mycoplasma to below detectable limits. The patient was then taken off of the drug and another surgery was performed and the mycoplasma actually returned patient was put back on the drug. And once again, we were able to show that the mycoplasma levels were taken to below detectable limits. And you can see the result of the [inaudible] in the picture on the right.

Efficacy against mutational drift

If we go to slide 18, we can also see that antibodies produced the highly mutating viruses like influenza as a proof-of-concept address mutation in such a way that when we hyper immunized in this case to [inaudible] 2013 strain, when we challenged even to a distantly related, B[?] Florida 2006 strain, we show in mice that we have a hundred percent protection to the unvaccinated strain, even at very low doses, as low as 12.5 milligrams per kilogram.

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SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

Neutralization of monoclonal cocktail escape mutations

In addition, on the next slide we show that polyclonal antibodies are extremely resistant to producing escaped mutations when added to cultures of viruses. This slide shows SAB 149 which is an antibody against Hantavirus[?]. And this study was conducted at the US Army Infectious Disease research group wherein they added monoclonal antibodies both singly as well as in a cocktail to cultures of the virus, and you can see that the monoclonal antibodies either singly or in antibody cocktails produced escape mutations that became completely resistant to the antibodies themselves. On the other hand, the polyclonal antibodies never produced escaped mutants in vitro, and in fact, neutralized the antibodies that the escaped mutants that were produced by the monoclonal antibodies. So very highly resistant to producing escaped mutants in this case.

Pipeline Programs: SAB-185

COVID-19 antibodies

So if we turn now to slide 21 and talk about our pipeline programs, we wanted to start by talking about SAB-185, has proof of concept, and this is our COVID-19 antibodies. And in this case, infectious disease is really our initial area focus. And we started this important work and using the technology to address pandemics and emerging diseases in 2019 as part of a contract with the US Department of Defense that was supposed to provide proof of concept over a program of about three years. When the pandemic started in early 2020, the US government came to SAB and asked us to immediately begin a program to produce a polyclonal antibody to the SARS-CoV-2 virus. So SAB-185 is a hyper-immune polyclonal directed to the entire spike protein. We are advancing this program as part of the NIH’s active to master protocol. It is the only highly targeted hyper immune polyclonal antibody that is a part of the US government’s COVID response.

Effective with mutations/variants

We can see from this slide, that in fact in comparison to the highest titer convalescent plasma, in a PRNT 100, 100% neutralization of the antibody that SAB-185 represents more than a 40-fold increase in neutralizing titers to the SARS-CoV-2 virus. SAB-185 has not shown a loss of potency to escape near consent. If we go to the, to the next slide, this is a study we conducted with Washington University Dr. Sean Wayland’s lab in St. Louis. And we compared a SAB-185 activity to multiple different mutations within the SARS-COV-2 virus. And you can tell from these S curves that in every case, there was no significant loss of potency of SAB 185 to these variants of the SARS-CoV-2 virus. And in fact, on the right-hand side, this figure shows a heat map of lot six, which is our phase two clinical labs and shows that in fact, because there is no color change, there is no significant loss of activity to each of these mutations.

Testing escape mutants

If we go to slide 23 we also conducted the same type of study in culturing the virus and adding both the polyclonal antibodies from SAB 185, actually different [INAUDIBLE], as well as comparison with a monoclonal antibody. And you can see that in every case of adding the polyclonal antibodies to the virus, no escaped mutants were formed. However, the monoclonal antibody, on the other hand, in these in vitro cultures actually produced escaped patients to the virus and in this monoclonal, because it binds to an epitope very close to this E44K mutation, which has caused significant loss of activity of both convalescent plasma as well as some of the monoclonal antibodies under development for SARS-CoV-2, in fact, were formed in this particular experiment. But again, no mutants were formed in the polyclonal antibodies that were added to the viral culture.

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SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

Pipeline Programs: SAB-176

Neutralization of monoclonal cocktail escape mutations

If we go to the next slide 24, we all show also show that these antibodies can neutralize even mutations that have happened in antivirals, including Tamiflu. This represents a study in an oseltamivir resistant H1N1 where Tamiflu, in fact, also Tamivir does not protect against this particular strain at all. It developed complete resistance to wholesale Tamivir. However, SAB-176 actually neutralizes in this particular mouse study at doses as low as five milligrams per kilogram with a 100% survival of the animal.

Pipeline Programs: SAB-142

Potential breakthrough application

Going to slide 25, we turn our attention to potential breakthrough applications in many auto immune diseases. We introduced here as SAB-142, which is a fully human antithymocyte globulin. And we show superiority to widely used animal serum-derived immunoglobulins, including Atgam and thymoglobulin. These particular antibodies are used in transplant induction therapy and acute rejection. We believe that a fully human antithymocyte globulin could also expand the transplant addressable market given the reduced risk of adverse effects including serum sickness. With our fully human version, redosing is possible without adding the major risk of anaphylaxis with other more serious adverse effects.

We are moving to IND-enabling studies with this product in both the transplant market, but also very interestingly a new onset type one diabetes, where these products have shown initial promise in being able to prove beta cell loss in early onset type one diabetes. If we go to slide 26, we show comparative studies between Atgam and thymoglobulin and SAB 142, which binds to the same cell populations as both of these marketed products.

Testing in type 1 diabetes

And if we go again to slide 27 this particular dataset is a human clinical study and early onset type one diabetes where thymoglobulin, a fully rapid[?] antithymocite globulin has shown significant promise in being able to maintain C-peptide levels over controls over a two-year period from just a single dose regimen. However, you can see in the graph that at nine months, the C-peptide levels begin to drop in these patients, indicating that an additional dose could be very effective in maintaining the C-peptide levels for an even longer period of time.

However, the physicians are reluctant and even will not reduce the animal antibodies because of concern for severe [inaudible] sickness and anaphylaxis but having a fully human version would allow for redosing and being able to maintain these C-peptide levels over a much longer period of time.

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SAB Biotherapeutics and Big Cypress Merger Call	Tuesday, 22nd June 2021

Pipeline Production: Antibodies for treatment of Cancers

First focus on oncology

If we go to slide 28, we are also unlocking the full potential of polyclonal antibodies for the treatment of cancer. Our pipeline includes a focus on oncology, and we believe that it is the first time that polyclonal antibodies have been targeted to cancer targets in this way. This year, we have filed two patents in oncology. The polyclonal antibodies will broaden the patient populations that can benefit from these cancer treatments. And certainly, studies have suggested that polyclonal antibodies are already known to have anti-metastases properties as a natural property of polyclonal antibody mixtures. This allows us to consider multiple targeting of different targets with multiple modalities in treating cancer. Multi-valency means that we’re binding to multiple epitopes. So if a patient has a mutated epitope, that patient can still take advantage of the fact that the antibodies bind to other epitopes. Metastases prevention is something that I’ve already mentioned. [inaudible] cell function is very important, and the replicability of the platform allows us to target multiple antibodies to multiple targets.

Comparisons in vitro of cancer cells

You can see from slide 29 that in fact, we have already done comparisons in vitro of cancer cells wherein we have added both monoclonal antibodies to PD-L1 as well as SAB’s polyclonal antibodies to PD-L1. And in fact, at the same target antibody concentrations, the polyclonal in fact show increased binding with this shift to the right of each of these peaks and each of these cancer cell types.

SAB Scaled infrastructure and capacity

Overview of manufacturing progress

Turning now to SAB’s scale and infrastructure capacity, SAB again starts with the production of these targeted antibodies in the animals and plasma collection in our Tc bovine and plasma production facility. The plasma is then taken to our plasma purification suites, where we have two different scales currently of manufacturing, and being able to purify the antibodies from the plasma that is collected from the animals. And finally, in slide 31, we have multiple upcoming catalysts through year end 2022.

Upcoming Catalysts

Activity through year end 2022

We expect to initiate the phase 2A challenge study for SAB-176 for seasonal influenza yet this quarter. The phase two trial for SAB 185 is ongoing with the Active II protocol now at more than 73 sites across the US. The phase one and 1b read for SAB 185 for COVID-19 as well as the phase one readout And the phase 2a Challenge study for influenza are expected in the fourth quarter of this year. Earlier stage programs like SAB 142 antithymocyte globulin for type one diabetes and transplant will enter IND-enabling studies starting in the fourth quarter of this year. IND-enabling studies are also expected to begin fourth quarter of this year as a pre-IND meeting for SAB 181 will be scheduled. And finally with SAB 162, our oncology proof of concept data is expected in the first half of 2022.

Closing remarks

If we move to the last slide, we have a transaction overview. We believe this transaction enables SAB a more direct path to public markets where we will experience greater visibility and drive progress across our entire company. With that, we would like to conclude our presentation. Please visit our website at sabbiotherapeutics.com and view our brief video. We thank you so much for allowing us to take this opportunity to tell you more about SAB and our plans for the future.

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